Coty Inc. Reports First Quarter Fiscal 2018 Results

Improving Net Revenue Trends as Strategy Starts to Deliver
Reported Operating Income Impacted by Acquisition and Restructuring Costs
Significant Growth in Adjusted Operating Income

NEW YORK - November 9, 2017 -- Coty Inc. (NYSE: COTY) today announced financial results for the first quarter of fiscal year 2018, ended September 30, 2017.

Results at a glance	Three Months Ended September 30, 2017
		Change YoY
(in millions, except per share data)		Reported Basis	Combined Company *	Combined Company Constant Currency *
Net revenues	$2,238.3	>100%	7%	5%
Operating income - reported	28.7	(38%)
Operating income - adjusted*	195.1	17%
Net (loss) income - reported	(19.7)	NM
Net income - adjusted*	76.3	(3%)
EPS (diluted) - reported	$(0.03)	NM
EPS (diluted) - adjusted*	$0.10	(57%)

* As compared to combined Coty and P&G Beauty Business net revenues (herein defined as “Combined Company”). These measures, as well as “free cash flow,” are Non-GAAP Financial Measures. Refer to “Basis of Presentation and Exceptional Items” and “Non-GAAP Financial Measures” for discussion of these measures. Net Income (Loss) represents Net Income (Loss) Attributable to Coty Inc. Reconciliations from reported to adjusted results can be found at the end of this release. Combined Company year-over-year change in net revenues is presented giving effect to the completion of the acquisition of the P&G Beauty Business (the "Merger"), as if the Merger had occurred as of July 1, 2015. “NM” indicates calculation not meaningful.

First Quarter Fiscal 2018 Summary

•	Net revenues of $2,238.3 million increased >100% as reported compared to Legacy-Coty net revenues in the prior-year period and increased 5% for the combined company at constant currency

•	Excluding the positive contribution from the acquisitions of ghd and Younique, the combined company organic net revenues declined 2% on a constant currency basis

•	Reported operating income of $28.7 million decreased from $46.4 million for Legacy-Coty

•	Adjusted operating income of $195.1 million increased 17% from $166.4 million for Legacy-Coty

•	Reported net loss of $(19.7) million, declined from $0.0 million for Legacy-Coty, while adjusted net income of $76.3 million is in line with Legacy-Coty

•	Reported earnings per diluted share of $(0.03) decreased from $0.00 for Legacy-Coty, while adjusted earnings per diluted share of $0.10 declined from $0.23 for Legacy-Coty

•	Net cash used in operating activities was $(8.9) million compared to $(15.0) million for Legacy-Coty

Commenting on Coty's performance, Camillo Pane, Coty CEO said:

“Q1 was a much better quarter. We saw strong growth in Luxury, continued positive momentum in Professional and a reduced net revenue decline in the Consumer Beauty division. While results are likely to be a bit uneven from quarter to quarter going forward, the improving revenue trend gives me confidence that the growth strategy I outlined earlier this year is moving Coty gradually onto a path of full recovery.

We also delivered significant improvement in profits, driven by better gross margin performance and strong financial discipline on the cost structure.

I am pleased to announce that, as of September 1, we have exited our third and final TSA with P&G for the ALMEA region and now have control of processes, systems and data across the new Coty.

We are also satisfied with the contributions from our other strategic acquisitions, Hypermarcas, ghd and Younique and continue to strengthen our overall portfolio through our strategic partnership with Burberry, an iconic brand that is an exciting addition to our portfolio. We believe we are uniquely positioned to develop and grow this luxury brand to its full potential.

Looking ahead to the remainder of fiscal 2018, we expect to continue to deliver on our announced synergies, finalize the streamlining of our brand portfolio and relaunch several of our key brands. With these programs, we aim to deliver improved net revenue growth trends for the remainder of the year, with an organic second half top line roughly comparable to prior year, as well as healthy margin improvement over the balance of the year.

I am highly confident that all of our efforts will lead to Coty becoming a new global leader and challenger in beauty."

Basis of Presentation

To supplement financial results presented in accordance with GAAP, certain financial information is presented in this release using the non-GAAP financial measures described in this section. The term “combined company” describes net revenues of Coty Inc. and the P&G Beauty Business giving effect to the Merger for purposes of the three months ended September 30, 2017 as if it had occurred on July 1, 2015. Combined company period-over-period and combined company constant currency period-over-period do not include any adjustments related to potential profit improvements, potential cost savings or adjustments to fully conform to the accounting policies of Coty. The term “combined company constant currency” describes the combined company net revenues excluding the effect of foreign currency exchange translations. The term “adjusted” primarily excludes the impact of restructuring and business realignment costs, amortization, costs related to acquisition activities, private company share-based compensation expense, and asset impairment charges to the extent applicable. Refer to “Non-GAAP Financial Measures” below for additional discussion of these measures as well as the definition of free cash flow.

Net revenues are reported by segment and geographic region and are presented on a reported (GAAP), combined company and combined company constant currency basis. Operating income is reported by segment. All changes in margin percentage are described in basis points rounded to the nearest tenth of a percent.

Operating income, net income, operating income margin, gross margin, effective tax rate, and earnings per diluted share (EPS (diluted)) are presented on a reported (GAAP) basis and an adjusted (non-GAAP) basis. Adjusted EPS (diluted) is a performance measure and should not be construed as a measure of liquidity. Net revenues on a combined company basis, net revenues on a combined company constant currency basis, adjusted operating income, adjusted operating income on a constant currency basis, adjusted operating income margin, adjusted effective tax rate, adjusted net income, adjusted gross margin, adjusted EPS (diluted) and free cash flow are non-GAAP financial measures. Refer to "Non-GAAP Financial Measures" below for additional discussion of these measures. A reconciliation between GAAP and non-GAAP results can be found in the tables and footnotes at the end of this release.

To the extent that Coty provides guidance, it does so only on a non-GAAP basis and does not provide reconciliations of such forward-looking non-GAAP measures to GAAP due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation, including adjustments that could be made for restructuring, integration and acquisition-related expenses, amortization expenses, adjustments to inventory, and other charges reflected in our reconciliation of historic numbers, the amount of which, based on historical experience, could be significant.

First Quarter Fiscal 2018 Summary Operating Review

Net revenues of $2,238.3 million increased >100% as reported compared to Legacy-Coty net revenues in the prior-year period due to the P&G Beauty Business acquisition and increased 5% on a combined company constant currency basis. The 5% combined company net revenue growth reflected a 7% contribution from ghd and Younique, and a 2% decline in the underlying business. The decline was driven by Consumer Beauty, partially offset by strong growth in Luxury and moderate growth in Professional Beauty.

Gross margin of 60.9% increased from 58.8% for Legacy-Coty, while adjusted gross margin increased to 61.6% from 58.8%, driven by the acquisition of higher margin businesses and supply-chain and procurement synergies.

Reported operating income decreased to $28.7 million from $46.4 million for Legacy-Coty due to higher SG&A and amortization expenses driven by the P&G Beauty Business acquisition, partially offset by improved gross margin and lower acquisition-related costs.

Adjusted operating income increased 17% to $195.1 million from $166.4 million for Legacy-Coty driven by improved gross margin as well as tight financial discipline.

Reported effective tax rate was 61.1% compared to (108.5)% for Legacy-Coty.

Adjusted effective tax rate was 27.4% compared to 30.1% for Legacy-Coty.

Reported net income decreased to $(19.7) million from $0.0 million for Legacy-Coty, reflecting lower reported operating income and higher interest expense from the acquisitions.

Adjusted net income of $76.3 million was in line with $78.3 million for Legacy-Coty, with higher interest expense, offset by the benefit from higher adjusted operating income.

Cash Flows

•	Net cash from operating activities in the quarter was $(8.9) million, compared to $(15.0) million for Legacy-Coty, reflecting improved working capital for the combined company.

•
Negative free cash flow of $(120.3) million was impacted by acquisition and restructuring costs and declined from $(101.8) million for Legacy-Coty, reflecting increased capital expenditures partially offset by improvements in cash from operations.

•	On September 14, 2017, the Company paid a quarterly dividend of $0.125 per share for a total of $93.6 million.

•	Net debt of $6,919.4 million up $239.2 million from the balance on June 30, 2017 driven primarily by negative quarterly free cash flow.

First Quarter Fiscal 2018 Business Review by Segment

	Three Months Ended September 30,
	Net Revenues		Change			Reported Operating Income		Adjusted Operating Income
(in millions)	2017	2016	Actual Year - over - Year	Combined Company Year-Over-Year	Combined Company Constant Currency	2017	Change	2017	Change
Luxury	$764.4	$449.0	70%	6%	4%	$56.7	(25%)	$89.9	(1%)
Consumer Beauty	1,043.4	571.9	82%	4%	2%	61.9	16%	88.3	54%
Professional	430.5	59.3	> 100%	15%	13%	(1.7)	NM	16.9	(8%)
Corporate	—	—	N/A	N/A	N/A	(88.2)	11%	—	N/A
Total	$2,238.3	$1,080.2	>100%	7%	5%	$28.7	(38%)	$195.1	17%

Luxury

•
Net revenues of $764.4 million increased 70% as reported compared to Legacy-Coty net revenues in the prior-year period reflecting the contribution from the acquired P&G Beauty Business. Net revenues increased 4% on a combined company constant currency basis reflecting momentum in Hugo Boss, Gucci and Tiffany & Co.

•	Adjusted operating income of $89.9 million was in line with $90.6 million in the prior-year period.

Consumer Beauty

•
Net revenues of $1,043.4 million increased 82% as reported compared to Legacy-Coty net revenues in the prior-year period reflecting the contribution from the acquired P&G Beauty Business and Younique. Net revenues grew 2% on a combined company constant currency basis reflecting a 10% contribution from Younique and an (8)% decline in the underlying business. The decline was driven by the performance of certain brands, including our retail hair brands, as well as continued weakness in the global mass beauty market.

•	Adjusted operating income increased 54% to $88.3 million from $57.5 million for Legacy-Coty.

Professional

•
Net revenues of $430.5 million increased > 100% as reported compared to Legacy-Coty net revenues in the prior-year period reflecting the contribution from the acquired P&G Beauty Business and the ghd acquisition. Net revenues increased 13% on a combined company constant currency basis reflecting a 12% contribution from ghd and continued strength in Wella and System Professional which was partly offset by declines in Clairol Professional.

•	Adjusted operating income declined slightly to $16.9 million from $18.3 million for Legacy-Coty.

First Quarter Fiscal 2018 Business Review by Geographic Region

	Three Months Ended September 30,
	Net Revenues		Change
(in millions)	2017	2016	Reported Basis	Combined Company Year-Over-Year	Combined Company Constant Currency
North America	$767.6	$343.1	>100%	13%	12%
Europe	964.5	446.9	>100%	5%	1%
ALMEA	506.2	290.2	74%	1%	0%
Total	$2,238.3	$1,080.2	>100%	7%	5%

North America

•
Reported net revenues increased >100% compared to Legacy-Coty net revenues in the prior-year period and increased 12% on a combined company constant currency basis driven primarily by the contribution from Younique, partially offset by declines in the U.S., primarily in the Consumer Beauty division.

Europe

•
Reported net revenues increased >100% compared to Legacy-Coty net revenues and increased 1% on a combined company constant currency basis driven primarily by the contribution from ghd partially offset by declines in Germany.

ALMEA

•	Reported net revenues increased 74% compared to Legacy-Coty net revenues and was flat on a combined company constant currency basis.

Noteworthy Company Developments

Other noteworthy company developments include:

•
On September 8, 2017, Coty announced the appointment of Daniel Ramos as Chief Scientific Officer. Daniel brings extensive experience in the consumer goods industry spanning the health, beauty & grooming, fragrance and cosmetics categories where he has delivered transformative and disruptive innovation internationally. Daniel will be located in Coty’s R&D center of global excellence in Morris Plains, New Jersey.

•	On October 2, 2017 Coty announced the completion of the acquisition of the exclusive long-term global license rights for Burberry Beauty luxury fragrances, cosmetics and skincare.

•	On November 9, 2017, Coty announced a dividend of $0.125 per share, payable December 14, 2017 to holders of record on November 30, 2017.

Conference Call

Coty Inc. will host a conference call at 8:00 a.m. (ET) today, November 9, 2017 to discuss its results. The dial-in number for the call is (855) 889-8783 in the U.S. or (720) 634-2929 internationally (conference passcode number: 9396799). The call will also be webcast live at http://investors.coty.com. The conference call will be available for replay. The replay dial-in number is (855) 859-2056 in the U.S. or (404) 537-3406 outside the U.S. (conference passcode number: 9396799).

About Coty Inc.

Coty is one of the world’s largest beauty companies with approximately $9 billion in pro forma revenue, with a purpose to celebrate and liberate the diversity of consumers’ beauty. Its strong entrepreneurial heritage has created an iconic portfolio of leading beauty brands. Coty is the global leader in fragrance, a strong number two in professional salon hair color & styling, and number three in color cosmetics. Coty operates three divisions - Consumer Beauty, which is focused on mass color cosmetics, mass retail hair coloring and styling products, body care and mass fragrances with brands such as COVERGIRL, Max Factor and Rimmel; Luxury, which is focused on prestige fragrances and skincare with brands such as Calvin Klein, Marc Jacobs, Hugo Boss, Gucci and philosophy; and Professional Beauty, which is focused on servicing salon owners and professionals in both hair and nail, with brands such as Wella Professionals, Sebastian Professional, OPI and ghd. Coty has over 20,000 colleagues globally and its products are sold in over 150 countries. Coty and its brands are committed to a range of social causes as well as seeking to minimize its impact on the environment.
For additional information about Coty Inc., please visit www.coty.com.

Forward Looking Statements

Certain statements in this release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect the Company’s current views with respect to, among other things, establishing the Company as a global leader and challenger in beauty, the Company’s future operations and financial performance (including brand relaunches and returning to profitable top line growth and other revenue trends), ongoing cost efficiency initiatives and the timing and presentation of future cost saving plans, mergers and acquisitions, divestitures (including brand portfolio streamlining), synergies (including the timing and amount thereof), growth from and future performance of acquisitions, the success of the integration of the P&G Beauty Business, accelerating digital & e-commerce innovation, future dividends and any outlook for future reporting periods, including for the fiscal year ending June 30, 2018. These forward-looking statements are generally identified by words or phrases, such as “anticipate”, “are going to”, “estimate”, “plan”, “project”, “expect”, “believe”, “intend”, “foresee”, “forecast”, “will”, “may”, “should”, “outlook”, “continue”, “target”, “aim”, "potential", “should” and similar words or phrases. These statements are based on certain assumptions and estimates that the Company considers reasonable and are subject to a number of risks and uncertainties, many of which are beyond the Company’s control, which could cause actual events or results to differ materially from such statements, including:

•
the Company’s ability to achieve its global business strategies, compete effectively in the beauty industry and achieve the benefits contemplated by its recent strategic transactions, including our joint ventures and recent acquisitions, within the expected time frame, or at all;

•
use of estimates and assumptions in preparing the Company’s financial statements, including with regard to revenue recognition, stock compensation expense, purchase price allocations, the assessment of goodwill, other intangible assets and long-lived assets for impairment, the market value of inventory, pension expense and the fair value of acquired assets and liabilities associated with acquisitions;

•
managerial, integration, operational, regulatory, legal and financial risks including management of cash flows, and expenses associated with the Company’s strategic transactions and internal reorganizations;

•
the continued integration of the P&G Beauty Business with the Legacy-Coty business, operations, systems, financial data and culture and the ability to realize synergies, reduce costs and realize other potential efficiencies and benefits (including through the Company’s restructuring and business realignment programs) at the levels and at the costs and within the time frames currently contemplated or at all;

•
the Company’s ability to anticipate, gauge and respond to market trends and consumer preferences, which may change rapidly, and the market acceptance of new products, including any relaunched or rebranded products, execution of new launches, and the anticipated costs associated with such relaunches and rebrands;

•
increased competition, consolidation among retailers, shifts in consumers’ preferred distribution channels (including to digital channels) and other changes in the retail, e-commerce and wholesale environment in which the Company does business and sells its products;

•	changes in law, regulations and policies and/or the enforcement thereof that affect the Company’s business, operations or its products;

•
the Company and its brand partners' and licensors' ability to obtain, maintain and protect the intellectual property rights, including trademarks, brand names and other intellectual property used in their respective businesses, products and software, and their abilities to protect their respective reputations and defend claims by third parties for infringement of intellectual property rights;

•
the Company’s ability to successfully execute its announced intent to divest and/or discontinue non-core brands and to rationalize wholesale distribution by reducing the amount of product diversion to the value and mass channels;

•
any unanticipated problems, liabilities or other challenges associated with an acquired business which could result in increased risk of new, unanticipated or unknown liabilities, including with respect to environmental, competition and other regulatory matters;

•
the Company’s international operations and joint ventures, including reputational, compliance, regulatory, economic and foreign political risks, including difficulties and costs associated with maintaining compliance with a broad variety of complex domestic and international regulations;

•	the Company’s dependence on certain licenses (especially in the Luxury division), entities performing outsourced functions and third-party suppliers, including third party software providers;

•	administrative, development and other difficulties in meeting the expected timing of market expansions, product launches and marketing efforts;

•	global political and/or economic uncertainties or disruptions, including the impact of Brexit and the new U.S. administration;

•	the number, type, outcomes (by judgment, order or settlement) and costs of legal, tax, regulatory or administrative proceedings, and/or litigation;

•	the Company’s ability to manage seasonal and other variability and to anticipate future business trends and needs;

•
disruptions in operations, including due to disruptions in supply chain, manufacturing or information technology systems, labor disputes, natural disasters and consolidation of our legal entities, supply chain, footprint and information technology systems;

•
restrictions imposed on the Company through its license agreements and credit facilities and changes in the manner in which the Company finances its debt and future capital needs, including potential acquisitions;

•
increasing dependency on information technology and the Company’s ability to protect against service interruptions, data corruption, cyber-based attacks or network security breaches, costs and timing of implementation and effectiveness of any upgrades or other changes to information technology systems, inability to control the quality or level of detail of financial data provided by third parties, and its failure to comply with any privacy or data security laws or to protect against theft of customer, employee and corporate sensitive information;

•	the Company’s ability to attract and retain key personnel, including during times of integration, transition and restructurings;

•	the distribution and sale by third parties of counterfeit and/or gray market versions of the Company’s products; and

•	other factors described elsewhere in this document and from time to time in documents that the Company files with the U.S. Securities and Exchange Commission (the “SEC”).

When used herein, the term “includes” and “including” means, unless the context otherwise indicates, “including without limitation”. More information about potential risks and uncertainties that could affect the Company’s business and financial results is included under the heading “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2017 and other periodic reports the Company has filed and may file with the SEC from time to time.

All forward-looking statements made in this release are qualified by these cautionary statements. These forward-looking statements are made only as of the date of this release, and the Company does not undertake any obligation, other than as may be required by law, to update or revise any forward-looking or cautionary statements to reflect changes in assumptions, the occurrence of events, unanticipated or otherwise, or changes in future operating results over time or otherwise.

Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance unless expressed as such, and should only be viewed as historical data.

For more information:

Investor Relations
Kevin Monaco, +1-212-389-6815

Media
Jennifer Friedman, +1-917-754-8399

Non-GAAP Financial Measures

The Company operates on a global basis, with the majority of net revenues generated outside of the U.S.
Accordingly, fluctuations in foreign currency exchange rates can affect results of operations. Therefore, to supplement financial results presented in accordance with GAAP, certain financial information is presented excluding the impact of foreign currency exchange translations to provide a framework for assessing how the underlying businesses performed excluding the impact of foreign currency exchange translations (“constant currency”). Constant currency information compares results between periods as if exchange rates had remained constant period-over-period, with the current period’s results calculated at the prior-year period’s rates. The Company calculates constant currency information by translating current and prior-period results for entities reporting in currencies other than U.S. dollars into U.S. dollars using constant foreign currency exchange rates. The constant currency calculations do not adjust for the impact of revaluing specific transactions denominated in a currency that is different to the functional currency of that entity when exchange rates fluctuate. The constant currency information presented may not be comparable to similarly titled measures reported by other companies. The Company discloses the following constant currency financial measures: combined company net revenues and adjusted operating income.

The Company presents period-over-period comparisons of net revenues on a combined company, combined company constant currency, and combined company constant currency excluding the impact of acquisitions other than the acquisition of the P&G Beauty Business ("combined company organic (LFL)") basis. The Company believes that combined company period-over-period and combined company constant currency period-over-period better enable management and investors to analyze and compare the Company's net revenues performance from period to period, as the total business and individual divisions are being managed on a combined company basis. In the periods described in this release, combined company period-over-period and combined company constant currency period-over-period give effect to the completion of the Merger for purposes of the three months ended September 30, 2017 as if it has been completed on July 1, 2015. Combined company growth and combined company constant currency growth do not include any adjustments related to potential profit improvements, potential cost savings or adjustments to fully conform to the accounting policies of Coty. For reconciliation of combined company period-over-period, combined company constant currency period-over-period, and combined company organic (LFL) period-over-period, see the table entitled “Reconciliation of Reported Net Revenues Income to Combined Company and Like-For-Like Net Revenues”. For a reconciliation of the Company's combined company period-over-period, combined company constant currency period-over-period and combined company organic (LFL) by segment and geographic region, see the tables entitled “Net Revenues and Adjusted Operating Income by Segment” and “Net Revenues by Geographic Regions."

The Company presents operating income, operating income margin, gross margin, effective tax rate, net income, net income margin, net revenues and EPS (diluted) on a non-GAAP basis and specifies that these measures are non-GAAP by using the term “adjusted”. The Company believes these non-GAAP financial measures better enable management and investors to analyze and compare operating performance from period to period. In calculating adjusted operating income, operating income margin, gross margin, effective tax rate, net income, net income margin and EPS (diluted), the Company excludes following items:

•
Costs related to acquisition activities: The Company excludes acquisition-related costs and acquisition accounting impacts such as those related to transaction costs and costs associated with the revaluation of acquired inventory in connection with business combinations because these costs are unique to each transaction. The nature and amount of such costs vary significantly based on the size and timing of the acquisitions and the maturities of the businesses being acquired. Also, the size, complexity and/or volume of past acquisitions, which often drives the magnitude of such expenses, may not be indicative of the size, complexity and/or volume of any future acquisitions.

•
Restructuring and other business realignment costs: The Company excludes costs associated with restructuring and business structure realignment programs to allow for comparable financial results to historical operations and forward-looking guidance. In addition, the nature and amount of such charges vary significantly based on the size and timing of the programs. By excluding the above referenced expenses from the non-GAAP financial measures, management is able to evaluate the Company’s ability to utilize existing assets and estimate their long-term value. Furthermore, management believes that the adjustment of these items supplement the GAAP information with a measure that can be used to assess the sustainability of the Company’s operating performance.

•
Amortization expense: The Company excludes the impact of amortization of finite-lived intangible assets, as such non-cash amounts are inconsistent in amount and frequency and are significantly impacted by the timing and/or size of acquisitions. Management believes that the adjustment of these items supplement the GAAP information with a measure that can be used to assess the sustainability of the Company’s operating performance. Although the Company excludes amortization of intangible assets from the non-GAAP expenses, management believes that it is important for investors to understand that such intangible assets contribute to revenue generation. Amortization of intangible assets that relate to past acquisitions will recur in future periods until such intangible assets have been fully amortized. Any future acquisitions may result in the amortization of additional intangible assets.

•
Interest and other (income) expense: The Company excludes foreign currency impacts associated with acquisition-related and debt financing related forward contracts as the nature and amount of such charges are not consistent and are significantly impacted by the timing and size of such transactions.

•
Redeemable noncontrolling interest: This adjustment represents the after-tax impact of the non-GAAP adjustments included in Net income attributable to redeemable noncontrolling interests based on the relevant non-controlling interest percentage.

•
Tax: This adjustment represents the impact of the tax effect of the pretax items excluded from Adjusted net income. The tax impact of the non-GAAP adjustments are based on the tax rates related to the jurisdiction in which the adjusted items are received or incurred.

The Company has provided a quantitative reconciliation of the difference between the non-GAAP financial measures and the financial measures calculated and reported in accordance with GAAP. For a reconciliation of adjusted gross profit to gross profit, adjusted EPS (diluted) to EPS (diluted), and adjusted net revenues to net revenues, see the table entitled “Reconciliation of Reported to Adjusted Results for the Consolidated Statements of Operations.” For a reconciliation of adjusted operating income to operating income and adjusted operating income margin to operating income margin, see the tables entitled “Reconciliation of Reported Operating Income to Adjusted Operating Income” and "Reconciliation of Reported Operating Income to Adjusted Operating Income by Segment." For a reconciliation of adjusted effective tax rate and adjusted cash tax rate to effective tax rate, see the table entitled “Reconciliation of Reported Income Before Income Taxes and Effective Tax Rates to Adjusted Income Before Income Taxes, Effective Tax Rates and Cash Tax Rates.” For a reconciliation of adjusted net income and adjusted net income margin to net income, see the table entitled “Reconciliation of Reported Net Income to Adjusted Net Income.”

The Company also presents free cash flow. Free cash flow is defined as net cash provided by operating activities, less capital expenditures. Free cash flow excludes cash used for private company stock option exercises and cash used for acquisitions. Management believes that free cash flow is useful for investors because it provides them with an important perspective on the cash available for debt repayment and other strategic measures, after making necessary capital investments in property and equipment to support the Company's ongoing business operations, and provides them with the same measures that management uses as the basis for making resource allocation decisions. For a reconciliation of Free Cash Flow, see the table entitled “Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow.”

These non-GAAP measures should not be considered in isolation, or as a substitute for, or superior to, financial measures calculated in accordance with GAAP.

- Tables Follow -

COTY INC. & SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended September 30,
(in millions, except per share data)	2017	2016
Net revenues	$2,238.3	$1,080.2
Cost of sales	874.3	444.8
as % of Net revenues	39.1%	41.2%
Gross profit	1,364.0	635.4
Gross margin	60.9%	58.8%

Selling, general and administrative expenses	1,191.8	478.9
as % of Net revenues	53.2%	44.3%
Amortization expense	78.2	21.2
Restructuring costs	11.2	7.4
Acquisition-related costs	54.1	81.5
Operating income	28.7	46.4
as % of Net revenues	1.3%	4.3%
Interest expense, net	66.4	40.4
Other expense, net	3.7	1.3
(Loss) income before income taxes	(41.4)	4.7
as % of Net revenues	(1.8%)	0.4%
Benefit for income taxes	(25.3)	(5.1)
Net (loss) income	(16.1)	9.8
as % of Net revenues	(0.7%)	0.9%
Net (loss) income attributable to noncontrolling interests	(2.2)	8.2
Net income attributable to redeemable noncontrolling interests	5.8	1.6
Net (loss) income attributable to Coty Inc.	$(19.7)	$—
as % of Net revenues	(0.9%)	—%
Net (loss) income attributable to Coty Inc. per common share:
Basic	$(0.03)	$—
Diluted	$(0.03)	$—
Weighted-average common shares outstanding:
Basic	748.6	336.3
Diluted	748.6	336.3

Cash dividend declared per common share	$0.125	$0.275

COTY INC.
SUPPLEMENTAL SCHEDULES INCLUDING NON-GAAP FINANCIAL MEASURES

RECONCILIATION OF REPORTED TO ADJUSTED RESULTS FOR THE CONSOLIDATED STATEMENTS OF OPERATIONS

These supplemental schedules provide adjusted Non-GAAP financial information and a quantitative reconciliation of the difference between the Non-GAAP financial measure and the financial measure calculated and reported in accordance with GAAP.

	Three Months Ended September 30, 2017
(in millions)	Reported (GAAP)	Adjustments(a)	Adjusted (Non-GAAP)	Foreign Currency Translation	Adjusted Results at Constant Currency
Net revenues	$2,238.3		$2,238.3	$(43.0)	$2,195.3
Gross profit	1,364.0	14.0	1,378.0	(24.6)	1,353.4
Gross margin	60.9%		61.6%		61.6%
Operating income	28.7	166.4	195.1	1.0	196.1
as % of Net revenues	1.3%		8.7%		8.9%
Net income attributable to Coty Inc.	$(19.7)	$96.0	$76.3
as % of Net revenues	(0.9%)		3.4%

EPS (diluted)	$(0.03)		$0.10

	Three Months Ended September 30, 2016
(in millions)	Reported (GAAP)	Adjustments(a)	Adjusted (Non-GAAP)
Net revenues	$1,080.2		$1,080.2
Gross profit	635.4	0.2	635.6
Gross margin	58.8%		58.8%
Operating income	46.4	120.0	166.4
as % of Net revenues	4.3%		15.4%
Net income attributable to Coty Inc.	$—	$78.3	$78.3
as % of Net revenues	—%		7.2%

EPS (diluted)	$—		$0.23

(a) Adjustments to Gross profit for the three months ended September 30, 2017 are related to the impact of inventory buybacks associated with distributor terminations relating to the acquisition of the P&G Beauty Business, the impact of the revaluation of acquired inventory from the Younique acquisition and the impact of accelerated depreciation of buildings and equipment associated with plant closures related to the Global Integration Activities Program. For other adjustments to Operating income and Net (loss) income attributable to Coty Inc, see “Reconciliation of Reported Operating Income to Adjusted Operated Income” and “Reconciliation of Reported Net Income to Adjusted Net Income”, respectively, for a detailed description of adjusted items.

RECONCILIATION OF REPORTED OPERATING INCOME TO ADJUSTED OPERATING INCOME

	Three Months Ended September 30,
(in millions)	2017	2016	Change
Reported Operating Income	28.7	46.4	(38%)
% of Net revenues	1.3%	4.3%
Costs related to acquisition activities (a)	57.6	83.3	(31%)
Amortization expense (b)	78.2	21.2	>100%
Restructuring and other business realignment costs (c)	30.6	12.4	>100%
Pension settlement charge (d)	—	3.1	(100%)
Total adjustments to Reported Operating Income	166.4	120.0	39%
Adjusted Operating Income	195.1	166.4	17%
% of Net revenues	8.7%	15.4%
(a) In the three months ended September 30, 2017, we incurred $57.6 of costs related to acquisition activities. We recognized Acquisition-related costs of $54.1, included in the Condensed Consolidated Statements of Operations. These costs were primarily incurred in connection with the acquisition of P&G Beauty Business and Younique included in the Condensed Consolidated Statements of Operations. These costs may include finder’s fees, legal, accounting, valuation, and other professional or consulting fees, including fees related to transitional services, and other internal costs which may include compensation related expenses for dedicated internal resources. We also incurred $3.5 in Cost of sales primarily reflecting revaluation of acquired inventory in connection with the Younique acquisition in the Condensed Consolidated Statements of Operations. In the three months ended September 30, 2016, we incurred $83.3 of costs related to acquisition activities. We recognized Acquisition-related costs of $81.5, included in the Condensed Consolidated Statements of Operations. These costs primarily consist of legal and consulting fees associated with the acquisition of the P&G Beauty Business. We also incurred $1.8 of costs related to acquisition activities, included in Selling, general and administrative expense in the Consolidated Statements of Operations
(b) In the three months ended September 30, 2017, amortization expense increased to $78.2 from $21.2 in the three months ended September 30, 2016 primarily as a result of the acquisitions of the P&G Beauty Business, ghd, and Younique. In the three months ended September 30, 2017, amortization expense of $33.2, $26.4, and $18.6 was reported in the Luxury, Consumer Beauty and Professional Beauty segments, respectively. In the three months ended September 30, 2016, amortization expense of $14.9, $4.3, and $2.0 was reported in the Luxury, Consumer Beauty and Professional Beauty segments, respectively.
(c) In the three months ended September 30, 2017, we incurred restructuring and other business structure realignment costs of $30.6. We incurred restructuring costs of $11.2 primarily related to Global Integration Activities, included in the Condensed Consolidated Statements of Operations. We incurred business structure realignment costs of $19.4 primarily related to our Global Integration Activities. This amount primarily includes $10.5 in Cost of sales and $8.9 in Selling, general and administrative expense. In the three months ended September 30, 2016, we incurred Restructuring costs of $7.4 primarily related to Organizational Redesign and Acquisition Integration Program costs, included in the Condensed Consolidated Statements of Operations and business structure realignment costs of $5.0 primarily related to our Organizational Redesign and certain other programs, included in Selling, general and administrative expenses in the Condensed Consolidated Statements of Operations.
(d) During the three months ended September 30, 2016, in connection with the partial settlement of the U.S. Del Laboratories, Inc. pension plan, the Company recognized a settlement loss of $3.1 as a result of accelerated recognition of losses previously deferred within accumulated other comprehensive loss.

RECONCILIATION OF REPORTED INCOME BEFORE INCOME TAXES AND EFFECTIVE TAX RATES TO ADJUSTED INCOME BEFORE INCOME TAXES, EFFECTIVE TAX RATES AND CASH TAX RATES

	Three Months Ended September 30, 2017			Three Months Ended September 30, 2016
(in millions)	(Loss) Income Before Income Taxes	(Benefit) Provision for Taxes	Effective Tax Rate	Income Before Income Taxes	Provision for Taxes	Effective Tax Rate
Reported (Loss) Income Before Taxes	$(41.4)	$(25.3)	61.1%	$4.7	$(5.1)	(108.5)%
Adjustments to Reported Operating Income (a) (b)	166.4	59.6		120.0	42.6
Adjustments to Interest expense (b) (c)	—	—		1.4	0.5
Adjusted Income Before Taxes	$125.0	$34.3	27.4%	$126.1	$38.0	30.1%

(a) See "Reconciliation of Reported Operating Income to Adjusted Operating Income"

(b) The tax effects of each of the items included in adjusted income are calculated in a manner that results in a corresponding income tax expense/provision for adjusted income. In preparing the calculation, each adjustment to reported income is first analyzed to determine if the adjustment has an income tax consequence. The provision for taxes is then calculated based on the jurisdiction in which the adjusted items are incurred, multiplied by the respective statutory rates and offset by the increase or reversal of any valuation allowances commensurate with the non–GAAP measure of profitability.
(c) See the "Reconciliation of Reported Net (Loss) Income to Adjusted Net Income."

RECONCILIATION OF REPORTED NET INCOME TO ADJUSTED NET INCOME

	Three Months Ended September 30,
(in millions)	2017	2016	Change
Reported Net (Loss) Income Attributable to Coty Inc.	$(19.7)	$—	NM
% of Net revenues	(0.9%)	—%
Adjustments to Reported Operating Income (a)	166.4	120.0	39%
Adjustments to Interest Expense (b)	—	1.4	(100%)
Adjustments to noncontrolling interest expense (c)	(10.8)	—	NM
Change in tax provision due to adjustments to Reported Net Income (Loss) Attributable to Coty Inc.	(59.6)	(43.1)	(38%)
Adjusted Net Income Attributable to Coty Inc.	$76.3	$78.3	(3%)
% of Net revenues	3.4%	7.2%

Per Share Data
Adjusted weighted-average common shares
Basic	748.6	336.3
Diluted	752.3	342.5
Adjusted Net Income Attributable to Coty Inc. per Common Share
Basic	$0.10	$0.23
Diluted	$0.10	$0.23
(a) See “Reconciliation of Reported Operating Income to Adjusted Operating Income” in Item 2, “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”
(b) In the three months ended September 30, 2016, the amount represents a net loss of $1.4 incurred in connection with the Hypermarcas Brands and subsequent intercompany loans, included in Interest expense, net in the Consolidated Statements of Operations.
(c) The amounts represent the impact of non-GAAP adjustments to Net income attributable to noncontrolling interest related to the Company’s majority-owned consolidated subsidiaries. The amounts are based on the relevant noncontrolling interest’s percentage ownership in the related subsidiary, for which the non-GAAP adjustments were made.

RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES TO FREE CASH FLOW

	Three Months Ended September 30,
(in millions)	2017	2016
Net cash used in operating activities	$(8.9)	$(15.0)
Capital expenditures	(111.4)	(86.8)
Free cash flow	$(120.3)	$(101.8)
NET REVENUES AND ADJUSTED OPERATING INCOME BY SEGMENT

	Three Months Ended September 30,
	Net Revenues		Change			Reported Operating Income		Adjusted Operating Income
(in millions)	2017	2016	Actual Year - over - Year	Combined Company Year-Over-Year	Combined Company Constant Currency	2017	Change	2017	Change
Luxury	$764.4	$449.0	70%	6%	4%	$56.7	(25%)	$89.9	(1%)
Consumer Beauty	1,043.4	571.9	82%	4%	2%	61.9	16%	88.3	54%
Professional	430.5	59.3	> 100%	15%	13%	(1.7)	NM	16.9	(8%)
Corporate	—	—	N/A	N/A	N/A	(88.2)	11%	—	N/A
Total	$2,238.3	$1,080.2	>100%	7%	5%	$28.7	(38%)	$195.1	17%

NET REVENUES BY GEOGRAPHIC REGION

	Three Months Ended September 30,
	Net Revenues		Change
(in millions)	2017	2016	Reported Basis	Combined Company Year-over-Year	Combined Company Constant Currency
North America	$767.6	$343.1	>100%	13%	12%
Europe	964.5	446.9	>100%	5%	1%
ALMEA	506.2	290.2	74%	1%	0%
Total	$2,238.3	$1,080.2	>100%	7%	5%

RECONCILIATION OF REPORTED OPERATING INCOME TO ADJUSTED OPERATING INCOME BY SEGMENT

	Three Months Ended September 30, 2017
(in millions)	Reported (GAAP)	Adjustments (a)	Adjusted (Non-GAAP)	Foreign Currency Translation	Adjusted Results at Constant Currency
OPERATING INCOME (LOSS)
Luxury	$56.7	$(33.2)	$89.9	$(0.2)	$89.7
Consumer Beauty	61.9	(26.4)	88.3	0.4	88.7
Professional Beauty	(1.7)	(18.6)	16.9	0.8	17.7
Corporate	(88.2)	(88.2)	—	—	—
Total	$28.7	$(166.4)	$195.1	$1.0	$196.1

OPERATING MARGIN
Luxury	7.4%		11.8%		12.0%
Consumer Beauty	5.9%		8.5%		8.7%
Professional Beauty	(0.4%)		3.9%		4.2%
Corporate	N/A		N/A		N/A
Total	1.3%		8.7%		8.9%

	Three Months Ended September 30, 2016
(in millions)	Reported (GAAP)	Adjustments (a)	Adjusted (Non-GAAP)
OPERATING INCOME (LOSS)
Luxury	$75.7	$(14.9)	$90.6
Consumer Beauty	53.2	(4.3)	57.5
Professional Beauty	16.3	(2.0)	18.3
Corporate	(98.8)	(98.8)	—
Total	$46.4	$(120.0)	$166.4

OPERATING MARGIN
Luxury	16.9%		20.2%
Consumer Beauty	9.3%		10.1%
Professional Beauty	27.5%		30.9%
Corporate	N/A		N/A
Total	4.3%		15.4%

(a) See “Reconciliation of Reported Operating Income to Adjusted Operated Income” for a detailed description of adjusted items.

RECONCILIATION OF REPORTED NET REVENUES TO COMBINED COMPANY AND LIKE-FOR-LIKE NET REVENUES

	Three Months Ended September 30, 2017 vs. Three Months Ended September 30, 2016 Net Revenue Change
				of which
Net Revenues Change YoY	Reported Basis vs Legacy Coty	Combined Company Reported [1]	Combined Company Reported at Constant Currency	Impact from Acquisitions [2]	Combined Company Organic (LFL)
Luxury	70%	6%	4%	—%	4%
Consumer Beauty	82%	4%	2%	10%	(8)%
Professional Beauty	>100%	15%	13%	12%	1%
Total Company	>100%	7%	5%	7%	(2)%
¹ Combined Company reflects combined Legacy-Coty and P&G Beauty Business net revenues in the current and prior-year period.
² Acquisitions reflect the net revenue contribution in the current period from the acquisitions of the P&G Beauty Business, Younique and ghd

COTY INC. & SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited)

(in millions)	September 30, 2017	June 30, 2017
ASSETS
Current assets:
Cash and cash equivalents	$919.2	$535.4
Restricted cash	25.4	35.3
Trade receivables—less allowances of $67.4 and $58.5, respectively	1,609.5	1,470.3
Inventories	1,172.0	1,052.6
Prepaid expenses and other current assets	523.4	487.9
Total current assets	4,249.5	3,581.5
Property and equipment, net	1,633.8	1,632.1
Goodwill	8,738.0	8,555.5
Other intangible assets, net	8,493.9	8,425.2
Deferred income taxes	158.2	72.6
Other noncurrent assets	299.7	281.3
TOTAL ASSETS	$23,573.1	$22,548.2

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$1,768.3	$1,732.1
Accrued expenses and other current liabilities	1,827.6	1,796.4
Short-term debt and current portion of long-term debt	223.3	209.1
Income and other taxes payable	129.3	66.0
Total current liabilities	3,948.5	3,803.6
Long-term debt, net	7,541.9	6,928.3
Pension and other post-employment benefits	564.1	549.2
Deferred income taxes	937.4	924.9
Other noncurrent liabilities	565.0	473.4
Total liabilities	13,556.9	12,679.4
COMMITMENTS AND CONTINGENCIES
REDEEMABLE NONCONTROLLING INTERESTS	562.5	551.1
EQUITY:
Preferred Stock	—	—
Common Stock	8.1	8.1
Additional paid-in capital	11,113.1	11,203.2
Accumulated deficit	(470.6)	(459.2)
Accumulated other comprehensive loss	243.5	4.4
Treasury stock	(1,441.8)	(1,441.8)
Total Coty Inc. stockholders’ equity	9,452.3	9,314.7
Noncontrolling interests	1.4	3.0
Total equity	9,453.7	9,317.7
TOTAL LIABILITIES, REDEEMABLE NONCONTROLLING INTERESTS AND EQUITY	$23,573.1	$22,548.2

COTY INC. & SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended September 30,
(in millions)	2017	2016
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss) income	$(16.1)	$9.8
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Depreciation and amortization	168.7	59.9
Deferred income taxes	(81.6)	(6.9)
Provision for bad debts	9.2	2.5
Provision for pension and other post-employment benefits	11.1	6.5
Share-based compensation	6.9	3.1
Other	8.4	6.2
Change in operating assets and liabilities, net of effects from purchase of acquired companies:
Trade receivables	(124.0)	(86.9)
Inventories	(97.5)	(48.7)
Prepaid expenses and other current assets	(21.0)	(6.1)
Accounts payable	21.0	60.2
Accrued expenses and other current liabilities	14.3	4.6
Income and other taxes payable	65.5	(18.7)
Other noncurrent assets	(21.3)	5.5
Other noncurrent liabilities	47.5	(6.0)
Net cash used in operating activities	(8.9)	(15.0)
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(111.4)	(86.8)
Payment for business combinations, net of cash acquired	(7.5)	—
Proceeds from sale of asset	2.9	—
Net cash used in investing activities	(116.0)	(86.8)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from short-term debt, original maturity more than three months	—	3.2
Repayments of short-term debt, original maturity more than three months	—	(3.2)
Net (repayments) proceeds of short-term debt, original maturity less than three months	(0.5)	(4.8)
Proceeds from revolving loan facilities	778.4	355.0
Repayments of revolving loan facilities	(150.0)	(70.0)
Repayments of term loans	(40.6)	(27.9)
Dividend payment	(94.3)	(92.4)
Net proceeds from issuance of Class A Common Stock and Series A Preferred Stock	11.2	6.1
Payments for employee taxes related to net settlement of equity awards	(3.1)	—
Payments for purchases of Class A Common Stock held as Treasury Stock	—	(36.3)
Net proceeds from foreign currency contracts	(2.3)	1.7
Distributions to noncontrolling interests and redeemable noncontrolling interests	(6.4)	—
Net cash provided by financing activities	492.4	131.4
EFFECT OF EXCHANGE RATES ON CASH AND CASH EQUIVALENTS	6.4	1.0
NET INCREASE IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	373.9	30.6
CASH, CASH EQUIVALENTS AND RESTRICTED CASH—Beginning of period	570.7	372.4
CASH, CASH EQUIVALENTS AND RESTRICTED CASH—End of period	$944.6	$403.0
SUPPLEMENTAL DISCLOSURE OF CASH FLOWS INFORMATION:
Cash paid during the period for interest	$61.0	$35.3
Cash paid during the period for income taxes, net of refunds received	32.8	15.2
SUPPLEMENTAL DISCLOSURE OF NONCASH FINANCING AND INVESTING ACTIVITIES:
Accrued capital expenditure additions	$90.3	$59.4